EXHIBIT 99.1

Dime Community Bank Announces Christopher Porzelt As Chief Risk Officer

Hauppauge, NY – October 1, 2021 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the “Company” or “Dime”), is pleased to announce that Christopher Porzelt has been appointed as Executive Vice President (“EVP”) and Chief Risk Officer of the Company  and Dime Community Bank (the “Bank”), the wholly owned subsidiary of the Company, having served as EVP and Interim Chief Risk Officer since June 2021.

Mr. Porzelt, who will report to Dime’s Chief Executive Officer Kevin M. O’Connor, will be responsible for continuing the buildout of the Enterprise Risk Management function to effectively manage risk throughout the organization and integrate risk management with corporate strategy. "We are excited to have Chris officially at the helm of our Risk Department,” stated Mr. O’Connor. "His knowledge and experience are highly valuable, and we expect Chris to further refine and strengthen Dime’s robust approach to enterprise risk management.”

Prior to the completion of the Company’s merger of equals transaction, Mr. Porzelt served as Chief Risk Officer of legacy Dime Community Bank. Upon completion of the merger, Mr. Porzelt was appointed EVP and Deputy Chief Risk Officer of the Company and the Bank. Mr. Porzelt holds a Bachelor of Science degree in Accounting from St. John's University and is a Certified Public Accountant.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. is the holding company for Dime Community Bank, a New York State-chartered trust company with over $12.7 billion in assets and the number one deposit market share among community banks on Greater Long Island (1).

Dime Community Bancshares, Inc.
Investor Relations Contact:
Avinash Reddy
Senior Executive Vice President – Chief Financial Officer
Phone: 718-782-6200; Ext. 5909
Email: avinash.reddy@dime.com

 ¹ Aggregate deposit market share for Kings, Queens, Nassau & Suffolk counties for community banks with less than $20 billion in assets.